LIMITED POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS THAT I, THOMAS W. PALMER, hereby make, constitute and appoint CHANDRA M. BURNS, of ERIE INDEMNITY COMPANY, 100 Erie Insurance Place, Erie, Pennsylvania 16530, my agent, with full power and authority and in my name and stead to act for me in all matters concerning the preparation, execution, acknowledgment, delivery and filing of all reports required to be filed by me under Section 16(a) of the Securities Exchange Act of 1934, as fully as I could do personally, and in so acting for me in my name to prepare, execute, acknowledge, deliver and file all papers, forms and instruments and perform all acts and things necessary or convenient for and incidental to the exercise of such power and authority. I hereby ratify and confirm whatsoever my agent shall and may do by virtue hereof.

     This Power of Attorney shall continue in force and may be accepted and relied upon by any one to whom it is presented despite my purported revocation of it or my death, until actual written notice of such event is received by such person. In the event of my incapacity, from whatever cause, this Power of Attorney shall not thereby be revoked and shall not be affected by my disability or incapacity, and shall be accepted and relied upon by anyone to whom it is presented despite such incapacity, subject to it becoming void and of no further effect only upon receipt by such person either of written notice of the appointment of a guardian of my estate following adjudication of incapacity, or upon receipt of written notice of my death.

     It is intended that this Power of Attorney shall be in all respects construed according to and governed by the laws of the Commonwealth of Pennsylvania.

                                           /s/THOMAS W. PALMER